Exhibit 4.1

WARRANT ASSUMPTION AGREEMENT

This Warrant Assumption Agreement (this “Warrant Assumption Agreement”) is entered into as of February 24, 2026, by and among Eagle Nuclear Energy Corp., a Nevada corporation (“PubCo”), Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), and Continental Stock Transfer & Trust Company, a New York Limited Purpose Trust Company (the “Warrant Agent” and together with PubCo and Acquiror, collectively as the “Parties” and individually, each a “Party”).

WHEREAS, Acquiror and the Warrant Agent are parties to that certain (a) Private Warrant Agreement dated as of October 12, 2022 (the “Existing Private Warrant Agreement”) and (b) Public Warrant Agreement dated as of October 12, 2022 (the “Existing Public Warrant Agreement” and together with the Existing Private Warrant Agreement, the “Existing Warrant Agreements”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Existing Warrant Agreements);

WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (the “Merger Agreement”), by and among Acquiror, PubCo, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and Eagle Energy Metals Corp., a Nevada corporation (the “Company”), subject to the terms and conditions set forth therein, at the closing of the Transactions, as defined herein (the “Closing”), among other things, (a) Merger Sub 1 will merge with and into Acquiror (the “First Merger”), with Acquiror surviving the First Merger as a wholly owned subsidiary of PubCo and (b) Merger Sub 2 will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a wholly owned subsidiary of PubCo (the consummation of the Mergers and the other transactions contemplated in the Merger Agreement are referred to herein as the “Transactions”). Following the Mergers, PubCo will become a publicly traded company;

WHEREAS, pursuant to the terms and conditions set forth in the Merger Agreement, at the effective time of the First Merger (the “First Effective Time”), by virtue of the First Merger and without any further action on the part of any Party hereto or the Registered Holders, PubCo shall assume the Existing Warrant Agreements pursuant to the terms set forth herein;

WHEREAS, Section 8.8 of the Existing Private Warrant Agreement and Section 9.8 of the Existing Public Warrant Agreement provides that Acquiror and the Warrant Agent may amend the respective Existing Warrant Agreements without the consent of any Registered Holder for the purpose of curing any ambiguity or to correct any mistake contained in the Existing Warrant Agreements or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreements as Acquiror and the Warrant Agent may deem necessary or desirable and that Acquiror and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders under the Existing Warrant Agreements;

WHEREAS, pursuant to the terms and conditions of each of the Existing Warrant Agreements and the Merger Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of any Registered Holders, each Warrant that is outstanding immediately prior to the First Effective Time shall, pursuant to and in accordance with Section 4 of each Existing Warrant Agreement, automatically and irrevocably be modified to provide that such Warrant shall no longer entitle the holder thereof to purchase the number of shares of Ordinary Shares set forth therein and in substitution thereof such Warrant shall entitle the holder thereof to acquire such number of common stock of PubCo, par value $0.0001 per share (“PubCo Common Stock”), per Warrant, subject to adjustments as provided in Section 4 and the third sentence of Section 3.1 of each Existing Warrant Agreement, that such holder would have received pursuant to the terms and conditions of the Existing Warrant Agreements; and

WHEREAS, as a result of this Warrant Assumption Agreement, each Warrant outstanding immediately prior to the First Effective Time will be exchanged for a warrant to purchase PubCo Common Stock pursuant to the terms and conditions of the Existing Warrant Agreements.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PubCo, Acquiror and the Warrant Agent hereby agree as follows:

1. Assignment and Assumption.

(a)            Upon and subject to the occurrence of the First Effective Time, Acquiror hereby assigns, and PubCo hereby assumes, the rights and obligations of Acquiror under the Existing Warrant Agreements and the Warrants, including the obligation to issue PubCo Common Stock upon the exercise of the Warrants, and PubCo hereby agrees to faithfully perform, satisfy and discharge when due, the liabilities and obligations of Acquiror under the Existing Warrant Agreements and the Warrants. As a result of the preceding sentence, upon and subject to the occurrence of the First Effective Time, each Warrant will be exchanged for a warrant to purchase PubCo Common Stock pursuant to the terms and conditions of the Existing Warrant Agreements.

(b)            This Warrant Assumption Agreement is being executed and delivered pursuant and subject to the Existing Warrant Agreements. Nothing in this Warrant Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Existing Warrant Agreements or any other document or instrument delivered pursuant to or in connection with it.

2. Amendment of Existing Warrant Agreements.

(a)            Acquiror, PubCo and the Warrant Agent hereby amend the Existing Warrant Agreements as provided in this Section 2 effective immediately prior to the First Effective Time and conditions on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreements set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interest of the Registered Holders.

(b)            All references to “Spring Valley Acquisition Corp. II, a Cayman Islands exempted company” in the Existing Warrant Agreements (including all Exhibits thereto) shall refer instead to “Eagle Nuclear Energy Corp., a Nevada corporation.” As a result thereof, all references to the “Company” in the Existing Warrant Agreements shall be references to PubCo rather than to Acquiror.

(c)            Reference to Ordinary Shares. All references to “Class A ordinary share” of Acquiror and “$0.0001 par value” in the Existing Warrant Agreements shall refer instead to “common stock” of PubCo and “par value of $0.0001 per share”, respectively. As a result thereof, all references to “Ordinary Shares” in the Existing Warrant Agreements shall be references to shares of PubCo Common Stock rather than to Acquiror’s Class A ordinary shares.

(d)            Notice. The address for notices to Acquiror set forth in Section 9.2 of the Existing Public Warrant Agreement and Section 8.2 of the Existing Private Warrant Agreement is hereby amended in its entirety as follows:

Eagle Nuclear Energy Corp.

5470 Kietzke Lane, Suite 300

Reno, NV 89511

Attn: Mark Mukhija

E-mail: mmukhija@eagleenergymetals.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

Attn: Peter Strand; Mike Bradshaw

E-mail: peter.strand@nelsonmullins.com; mike.bradshaw@nelsonmullins.com

(e)            Detachability of Warrants. Section 2.4 of the Existing Public Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

(f)             Fractional Warrants. Section 2.5 of the Existing Public Warrant Agreement is hereby deleted and replaced with the following:

“The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.”

(g)            Transfer of Fractional Warrants. Section 5.3 of the Existing Public Warrant Agreement is hereby deleted and replaced with the following:

“The Warrant Agent shall not be required to effect any registration of transfer or exchange of Warrants which would require the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant.”

(h)            Transfer of Warrants. Section 5.6 of the Existing Public Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

3. Miscellaneous.

(a)            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Warrant Assumption Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Assumption Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in Section 9.3 of the Existing Public Warrant Agreement and Section 8.3 of the Existing Private Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “Foreign Action”) in the name of any Warrant holder, such Warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “Enforcement Action”), and (y) having service of process made upon such Warrant holder in any such Enforcement Action by service upon such Warrant holder’s counsel in the Foreign Action as agent for such Warrant holder.

(b)            Successors and Binding Effect. This Warrant Assumption Agreement shall be binding upon and inure to the benefit of the Parties hereto and to their respective successors and assigns.

(c)            Entire Agreement. This Warrant Assumption Agreement sets forth the entire agreement and understanding between the Parties, or any of their respective subsidiaries, as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings, whether written or oral, of any and every nature among them. Except as expressly set forth in this Warrant Assumption Agreement, provisions of the Existing Warrant Agreements which are not inconsistent with this Warrant Assumption Agreement shall remain in full force and effect. This Warrant Assumption Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d)            Severability. This Warrant Assumption Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Assumption Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Warrant Assumption Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e)            Headings. The headings in this Warrant Assumption Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Warrant Assumption Agreement.

(f)             Amendment. This Warrant Assumption Agreement may not be amended except by an instrument in writing signed by each of the Parties.

(g)            Counterparts and Electronic Signatures. This Warrant Assumption Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Warrant Assumption Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Warrant Assumption Agreement.

(h)            Termination. If the Merger Agreement is terminated in accordance with its terms before the First Effective Time, this Warrant Assumption Agreement shall immediately terminate and cease to have any force or effect, without any liability on the part of any Party hereto, as if this Warrant Assumption Agreement had not been executed and delivered.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Warrant Assumption Agreement as of the date first written above.

EAGLE NUCLEAR ENERGY CORP.

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	President

SPRING VALLEY ACQUISITION CORP. II

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

[Signature Page to Warrant Assumption Agreement]